EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 10, 2006 relating to our audit of the consolidated financial statements of PDG Environmental, Inc. included in the Annual Report on Form 10-K for the year ended January 31, 2006.
/s/ Malin Bergquist & Company, LLP
Pittsburgh, Pennsylvania
April 26, 2006